Exhibit (e)

EXHIBIT (e)

CO-REGISTRANT’S OUTSTANDING DEBT TO THE COMMONWEALTH OF

AUSTRALIA AS OF JUNE 30, 2011 AND ITS CONTINGENT LIABILITY AS

CO-REGISTRANT OF THE OUTSTANDING DEBT OF OTHER ENTITIES AS OF THE END

OF THE LAST SEVEN FISCAL YEARS

Public Debt

The public sector indebtedness of the Co-registrant is comprised of a number of distinct categories: public debt to the Commonwealth of Australia, other state debt to the Commonwealth of Australia, New South Wales Treasury Corporation guaranteed debt and contingent liabilities.

During April 1995, the Australian Government and the Co-registrant entered into an agreement (the “Financial Agreement”) whereby the Co-registrant would pre-redeem its debt to the Commonwealth of Australia. This was carried out in July 1995 and the Co-registrant currently has no debt to the Commonwealth of Australia outstanding.

Other State Debt to the Commonwealth of Australia

During the 1950s and 1960s a series of loans were made by the Commonwealth to the States under various agreements (contained in the Housing Agreement Acts 1956, 1961, 1966, 1973 and Housing Assistance Acts 1973, 1978, 1984 – all Commonwealth legislation). These involved a series of concessional interest rate loans with annual repayments by the states. These loans were provided 1956-57 until 1993-94. Subsequently, housing assistance from the Commonwealth to the States has taken the form of grants.

The following table outlines the outstanding advances made by the Commonwealth of Australia under this category of debt.

	As at June 30,
	2005	2006	2007	2008	2009	2010	2011
	(A$ million)
Commonwealth and State Housing	1,629	908	882	855	828	800	771

Guaranteed Debt On-lent by the Registrant

The Registrant’s primary function has been to act as a central financing authority for on-lending funds raised by it to various New South Wales statutory bodies. Under the provisions of the Public Authorities (Financial Arrangements) Act 1987 of New South Wales, financial arrangements entered into by a statutory body may be guaranteed by the Co-registrant.

The Registrant’s guaranteed debt, which is guaranteed by the Co-registrant, as at the end of each of the last seven fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

Guaranteed Debt On-lent by the Registrant

	As at June 30,
	2005	2006	2007	2008	2009	2010	2011
	(A$ million)
Bodies within the Public Accounts
Crown (NSW Treasury)	10,186	10,196	10,485	10,642	13,055	15,282	19,023
Barangaroo Delivery Authority	n/a	n/a	n/a	n/a	4	112	79
Department of Commerce	0	450	533	519	496	0	n/a
Department of Housing	109	149	123	155	164	167	167
Department of Planning/Minister for Planning	101	97	132	197	291	7	23

Department of Services, Technology and Administration	n/a	n/a	n/a	n/a	n/a	1,057	533
Growth Centres Commission	n/a	n/a	5	10	11	11	n/a
Hunter Development Corporation	n/a	1	n/a	1	2	4	7
Land and Property Management Authority	n/a	n/a	n/a	n/a	n/a	308	351
NSW Businesslink Pty Ltd	5	5	14	14	13	13	13
Office of Community Housing	33	31	29	28	30	30	29
Redfern Waterloo Authority	n/a	4	28	41	45	44	39
Roads and Traffic Authority	871	844	825	734	726	677	589
Other	26	9	13	11	5	5	3

State Owned Corporations
Ausgrid	2,760	2,848	3,518	3,941	5,084	6,110	7,076
Delta Electricity	601	551	588	694	1,155	1,239	778
Endeavour Energy	1,229	1,400	1,516	1,865	2,305	2,511	2,717
Eraring Energy	168	212	290	368	519	652	n/a
Essential Energy	1,789	2,001	2,192	2,561	3,002	3,481	3,787
Hunter Water Corporation	175	239	325	400	527	678	846
Landcom	209	175	203	172	118	90	122
Macquarie Generation	989	896	875	806	834	855	853
Newcastle Port Corporation	32	31	31	30	32	76	72
Port Kembla Port Corporation	52	50	49	58	62	63	56
State Water Corporation	85	62	38	38	55	111	157
Sydney Ports Corporation	183	176	170	168	349	633	628
Sydney Water Corporation	2,666	2,840	3,194	4,091	5,672	6,733	7,350
TransGrid	1,590	1,484	1,449	1,513	2,031	2,287	2,365
Transport Construction Authority	574	911	223	319	24	43	37
WSN Environmental Solutions	46	46	n/a	35	66	96	n/a

Other Statutory Authorities
Country Rail Infrastructure Corporation	n/a	n/a	n/a	n/a	53	93	57
Forests NSW	144	140	158	166	171	149	139
Hawkesbury District Health Services	26	24	21	18	17	14	11
Public Transport Ticketing Corporation	n/a	n/a	49	71	83	115	170
Rail Corporation New South Wales	228	190	16	n/a	n/a	n/a	460
State Transit Authority of New South Wales	90	77	75	76	181	238	336
Sydney Catchment Authority	196	319	375	414	475	500	498
Sydney Cricket & Sports Ground Trust	27	27	16	23	49	42	40
Sydney Ferries Corporation	44	48	53	66	89	n/a	4
Sydney Harbor Foreshore Authority	11	10	10	10	10	11	10
Taronga Conservation Society Australia	31	30	38	39	42	42	42
Transport Administration Corporation	27	37	n/a	n/a	n/a	n/a	n/a
University of New England	2	0	n/a	n/a	n/a	n/a	n/a
University of Technology, Sydney	43	41	39	38	41	42	42
Other	3	n/a	n/a	n/a	8	7	7

NSW Local Government	9	5	6	0	0	0	0

Total Funds Onlent	25,360	26,655	27,703	30,333	37,889	44,628	49,516
Undistributed borrowings	4,002	1,046	2,572	1,476	5,466	6,482	3,785

Total Guaranteed Debt	29,362	27,701	30,275	31,809	43,355	51,110	53,301

The Registrant raises funds in both the domestic and international capital markets, with the market value of borrowings under management as at June 30, 2011 of A$53.3 billion, which includes A$6.6 billion of offshore debt based on the prevailing rates of exchange at June 30, 2011. The Registrant hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

Detailed information about the indebtedness of the Registrant, all of which is guaranteed by the Co-registrant, is included in Exhibit (d) of this report.